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                    CURTIS MATHES HOLDING CORPORATION
                           (the "Corporation")
                       CERTIFICATE OF DESIGNATION
        FIXING THE NUMBER AND DESIGNATING THE RIGHTS, PRIVILEGES,
      RESTRICTIONS AND CONDITIONS ATTACHING TO THE SERIES L CLASS A
                            PREFERENCE SHARES
WHEREAS:
A. The Corporation's share capital includes 1,000,000 Preference Shares par value, $1.00 per share which Preference Shares may be issued in one or more series with the directors of the Corporation (the "Board") being entitled by resolution to fix the number of shares in each series and to designate the rights, privileges, restrictions and conditions attaching to the share of each series; and
B. It is in the best interests of the Corporation for the Board to create a series of Class A Preference Shares;
NOW, THEREFORE, BE IT RESOLVED, THAT:
     The series of the Class A Preference Shares (the "Series L Class A Shares") of the Corporation shall consist of 1,500 shares and no more and shall be designated as the Series L Class A Preference Shares and in addition to the preferences, rights, privileges, restrictions and conditions attaching to all the Class A Preference
     Shares  as  a  class,  the  rights,  privileges,  restrictions   and
     conditions  attaching to the Series L Class A  Shares  shall  be  as follows:
Part 1 - Pre-emptive Rights.
1.1 The Series L Class A Shares shall not give their holders any pre-emptive rights to acquire any other securities issued by the Corporation at any time in the future.
Part 2 - Liquidation Rights.
2.1 If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any times when any Series L Class A Shares shall be outstanding, the holders of the then outstanding Series L Class A Shares shall have a preference in distribution of the Corporation's property available for distribution to the holders of the Common Shares equal to $1,000.00 consideration per Series L Class A Share; provided, however, that the amalgamation of the Corporation with any Corporation or corporations, the sale or transfer by the Corporation of all or substantially all of its property, or any reduction of the authorized or issued capital of the Corporation of any class, whether now or hereafter authorized, shall be deemed to be a liquidation of the Corporation within the meaning of any of the provisions of this Part 2.
2.2 Subject to the provisions of Part 6 hereof, all amounts to be paid as preferential distributions to the holders of Series L Class A Shares as provided in this Part 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the Corporation's property to the holders of Common Shares, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.
Part 3 - Dividends.
3.1 Holders of record of Series L Class A Shares shall not be entitled to receive dividends on their Series L Class A Shares.
Part 4 - Conversion.
4.1 For the purposes of conversion, the Series L Class A Shares shall be valued at $1,000 per share ("Value"), and, if converted, the Series L Class A Shares shall be converted into such number of Common Shares of the Company $.01 par value (the "Conversion Shares") as is obtained by dividing the aggregate Value of the shares of Series L Class A Shares being so converted by the "Conversion Price." For purposes of this Part 6, the "Conversion Price" means Seventy-five percent (75%) of the average
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daily closing bid price of Common Shares as reported on NASDAQ level 1 at
4:00 P.M. EST for the period of 5 consecutive trading days immediately preceding the date of the conversion of the Series L Class A Shares in
respect  of  which such Conversion Price is determined.   The  number  of
Conversion Shares so determined shall be rounded to the nearest whole number of shares. Any holder of Series L Class A Shares (an "Eligible Holder") may at any time commencing 41 days after the issuance of any Series L Class A Shares convert any whole number of shares of Series L Class A Shares in accordance with this Part.
4.2 The conversion right provided by the above section may be exercised only by an Eligible Holder of Series L Class A Shares, in whole or in part, by the surrender of the share certificate or share certificates representing the Series L Class A Shares to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation)
against delivery of that number of whole Common Shares as shall be computed by dividing (1) the aggregate Value of the Series L Class A Shares so surrendered, if any, by (2) the Conversion Price. Each Series L Class A Share certificate surrendered for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the
Series   L   Class  A  Shares  granted  herein  (i)  share   certificates
representing the Common Shares purchased by virtue of such exercise shall be delivered to such holder within 5 days of notice of conversion free of restrictive legend or stop transfer orders, and (ii) unless the Series L Class A Shares has been fully converted, a new share certificate representing the Series L Class A Shares not so converted, if any, shall also be delivered to such holder within 5 days of notice of conversion, or carried on the Corporation's ledger, at holder's option. Any Eligible Holder may exercise its right to convert the Series L Class A Shares by telecopying an executed and completed Notice of Conversion to the Corporation, and within 72 hours thereafter, delivering the original Notice of Conversion and the certificate representing the Series L Class A Shares to the Corporation by express courier. Each date on which a telecopied Notice of Conversion is received by the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will transmit the Common Shares certificates issuable upon conversion of any Series L Class A Shares (together with the certificates representing the Series L Class A Shares not so converted) to the Eligible Holder via express courier within three business days after the conversion date if the Corporation has received the original Notice of Conversion and Series L Class A Shares certificate being so converted by such date.
4.3 All Common Shares which may be issued upon conversion of Series L Class A Shares will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series L Class A Shares are outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of Common Shares to provide for the conversion into Common Shares of all Series L Class A Shares then outstanding at the then effective Conversion Price. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of Common Shares authorized and reserved for issuance upon the conversion of the Series L Class A Shares shall be proportionately increased.
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4.4   No  Series L Class A Shares which have been converted  into  Common
Shares shall be reissued by the Corporation; provided, however, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued Class A Preference Share without designation as to series and may thereafter be issued as a Class A Preference Share not designated as Series L Class A Share.
Part 5 - Amendment.
5.1 In addition to any requirement for a series vote pursuant to the General Corporation Laws in respect of any amendment to the rights, privileges, restrictions and conditions attaching to the Series L Class A Shares, the rights, privileges, restrictions and conditions attaching to the Series L Class A Shares may be amended only if the Corporation has obtained the affirmative vote at a duly called and held meeting of a majority of the Series L Class A Shares or written consent by the holders of a majority of the Series L Class A Shares then outstanding.